[PRICE WATERHOUSE LLP LETTERHEAD]



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 20 under the Securities Act of 1933 to the registration statement on Form N-1A (the "Registration Statement") of our report dated June 18, 1997, relating to the financial statements and financial highlights appearing in the April 30, 1997 Annual Report to Shareholders of Nations Institutional Reserves, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "How The Funds Are Managed - Other Service Providers" in the Prospectuses and under the heading "Experts and Financial Information" in the Statement of Additional Information.


/s/ Price Waterhouse LLP
Price Waterhouse LLP
Boston, Massachusetts
August 25, 1997